eMagin Posts Record Sales and Profits

45% Rise in Gross Profit to $3.8 million on Total Revenues of $5.9 million
Gross Margin Increases by 18 p.p. to 65%; First Half Revenues Rise by 33%

BELLEVUE, Wash.--(BUSINESS WIRE)--Aug. 13, 2009-- eMagin Corporation (OTCBB: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, issued financial results for its second quarter ending June 30, 2009.

"I am pleased to report that eMagin posted record sales and profits in the second quarter of 2009. Our performance was driven by higher customer demand for the Company’s OLED microdisplays, as well as greater availability of finished displays as a result of increased production and improved yields. Quarterly revenues grew to approximately $5.9 million while total revenues for the first half rose to $11.0 million, a 33% increase as compared to the same period last year. Gross profit for the quarter increased to $3.8 million, as the Company saw substantial improvement in its gross margin, which reached 65%. The advancement of our core microdisplay design and manufacturing processes, increased acknowledgement by customers of the advantages of our proprietary OLED technology, and lower royalty expenses are responsible for eMagin’s improved results,” commented Andrew Sculley, eMagin’s president and chief executive officer.

Continued Mr. Sculley, “We enter the second half of 2009 having made substantial gains in operating efficiency that are evident in our substantially improved profitability. These achievements are the foundation upon which we will build the Company as we realize additional contract wins and consider a range of strategic opportunities that exist in the military and consumer markets.”

Quarterly and First Half Results
eMagin Corporation generated revenue of $5.9 million for the second quarter of 2009 on increased product sales. Gross margin was 65% of revenue on gross profit of $3.8 million for the quarter compared to a gross margin of 47% on gross profit of $2.6 million for the same period in 2008. The significant improvement in gross margins achieved over the prior year’s result was driven by higher production volumes with better yields and lower royalty expenses. Product revenues for the first half of 2009 increased by $2.3 million over the total recorded during the first six months of 2008, while contract revenues increased less markedly, by $0.4 million.
Operating expenses in the quarter were flat as compared to the result in the second quarter of 2008. Year-to-date, operating expenses have been reduced by 12% in comparison with last year. This decline reflected cost reduction measures implemented by management in 2008.

Operating income totaled $1.5 million compared to $292,000 in the second quarter of 2008. The improved performance mainly reflects higher product revenues and cost reductions. Net income for the second quarter of 2009 was $1.3 million or $0.05 per diluted share versus a net loss of $122,000 or ($0.01) per diluted share in the same period last year.

eMagin continued to see steady improvement in the strength of its balance sheet due to an increase in cash provided by operations and the paying down of a line of credit of approximately $1.4 million. The Company’s cash position of $2.9 million as of June 30, 2009, was higher than the balance of $2.4 million as of December 31, 2008. The difference reflects cash from operations of approximately $2.4 million offset by approximately $1.9 million which was used for financing and investing activities.

Outlook
“With strong increases in income, positive cash flow from operations, and a very low debt burden, the Company is in an excellent position to fund its near-term growth and associated capital improvements,” noted Mr. Sculley.

Quarterly Report and Conference Call
Full results will be published in the company's 10Q report for the quarter ending June 30, 2009, to be filed on August 13, 2009 with the SEC. They will also be available via the Company’s website, www.emagin.com.
In conjunction with its second quarter 2009 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 11:00 a.m. ET today, August 13, 2009. To access the call, investors should call 1-866-713-8395 and enter the passcode 49261179. A replay of the call will be available from today at 2:00 p.m. through September 13, 2009. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 67697047. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com for four weeks following the call.

About eMagin Corporation
A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2009	December 31,
	(unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,894	2,404
Investments – held to maturity	97	97
Accounts receivable, net	2,919	3,643
Inventory	2,561	2,374
Prepaid expenses and other current assets	837	796
Total current assets	9,308	9,314
Equipment, furniture and leasehold improvements, net	819	381
Intangible assets, net	45	47
Deferred financing costs, net	61	362
Total assets	$10,233	10,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$468	1,026
Accrued compensation	865	837
Other accrued expenses	688	804
Advance payments	266	694
Deferred revenue	132	164
Debt	232	1,691
Other current liabilities	955	798
Total current liabilities	3,606	6,014

Commitments and contingencies

Redeemable common stock: 522,500 redeemable shares	429	429

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:	—	—
Series B Convertible Preferred stock, (liquidation preference of $5,739,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,739 issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 15,669,635 shares as of June 30, 2009 and 15,213,959 as of December 31, 2008, net of redeemable common stock	16	15
Additional paid-in capital	205,621	204,818
Accumulated deficit	(199,439)	(201,172)
Total shareholders’ equity	6,198	3,661
Total liabilities and shareholders’ equity	$10,233	10,104

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:

Product revenue	$4,944	$4,496	$9,300	$6,958
Contract revenue	908	1,123	1,696	1,326

Total revenue, net	5,852	5,619	10,996	8,284

Cost of goods sold:

Product revenue	1,565	2,437	3,822	4,618
Contract revenue	488	559	916	691

Total cost of goods sold	2,053	2,996	4,738	5,309

Gross profit	3,799	2,623	6,258	2,975

Operating expenses:

Research and development	392	634	754	1,308
Selling, general and administrative	1,941	1,697	3,470	3,504
Total operating expenses	2,333	2,331	4,224	4,812

Income (loss) from operations	1,466	292	2,034	(1,837)

Other income (expense):

Interest expense	(166)	(537)	(341)	(1,168)
Other income, net	39	123	40	209
Total other income (expense)	(127)	(414)	(301)	(959)

Net income (loss)	$1,339	$(122)	$1,733	$(2,796)

Income (loss) per share, basic	$0.08	$(0.01)	$0.11	$(0.21)
Income (loss) per share, diluted	$0.05	$(0.01)	$0.07	$(0.21)

Weighted average number of shares outstanding:

Basic	16,186,482	14,320,570	16,024,400	13,470,735
Diluted	24,606,945	14,320,570	24,326,249	13,470,735